 Exhibit 99.3: Actual Sale Price of Shares Sold Wednesday, August 27, 2003 (Table I, Line 6)

1,200 shares at $23.54
211,800 shares at $23.55
700 shares at $23.56
1,500 shares at $23.57
1,900 shares at $23.58
25,000 shares at $23.59
15,900 shares at $23.60